Exhibit 10.3
CONFIDENTIAL SEVERANCE AGREEMENT, GENERAL RELEASE, AND COVENANT NOT TO SUE

THIS CONFIDENTIAL SEVERANCE AGREEMENT, GENERAL RELEASE, AND COVENANT NOT TO SUE (“Release”) is made and entered into by and between MARK GRAFF (“Employee”) and OS MANAGEMENT, INC. (“Employer” or “Company”). The Parties desire to settle all disputes between them, on terms that are mutually agreeable. Accordingly, Employer and Employee agree as follows:

1.Employer will provide Employee with good and valuable consideration in return for Employee’s execution of this Release, which is intended to fully resolve all matters between Employer and Employee, whether actual or potential, known or unknown.

2.By entering this Release, Employer does not admit any underlying liability to Employee. Neither Employer nor Employee is entering this Release because of any wrongful acts of any kind.

3.Employee agrees Employee’s employment with Employer was severed effective November 1, 2025 (“Separation Date”). To the extent not already accomplished, Employee will return all Company property in Employee’s possession or under Employee’s control immediately. This includes, but is not limited to, all keys, credit cards, originals and copies of documents, and all office, computer, or telephone equipment.

4.Employee promises and obligates himself to perform the following covenants under this Release:

a)Acting for himself, his heirs, personal representatives, administrators, and anyone claiming by or through him or them, Employee unconditionally and irrevocably releases, acquits, and discharges Employer and its Releasees from all Claims (as defined below) that Employee (or any person or entity claiming through Employee) may have against Employer or its Releasees as of the date of this Release.

i)The phrases “Employer” or “Company” or “Employer and its Releasees” shall mean OS Management, Inc. and all of its direct and indirect parents (including but not limited to Bloomin’ Brands, Inc., OSI Restaurant Partners, LLC, Outback Steakhouse of Florida, LLC), direct and indirect affiliates (including but not limited to Bonefish Grill, LLC, Carrabba’s Italian Grill, LLC, OS Prime, LLC, OS Pacific, LLC, DoorSide, LLC, OSI/Fleming’s, LLC, OSI International, LLC, Outback Steakhouse International, LLC, and OS Restaurant Services, LLC), and all of the past and present directors, officers, partners, shareholders, supervisors, employees, representatives, successors, assigns, subsidiaries, parents, and insurers of OS Management, Inc. and its parents and affiliates.

ii)The term “Claims” shall include lawsuits, causes of action, liabilities, losses, damages, debts, demands, controversies, agreements, duties, obligations, promises and rights of every kind. The term “Claims” shall include Claims arising from any source, including but not limited to contracts, statutes, regulations, ordinances, codes, or the common law, including claims arising under Title VII of the Civil Rights Act of 1964 (42 U.S.C. § 2000e et seq., as amended), the Americans with Disabilities Act of 1990 (42 U.S.C. § 12101 et seq., as amended), the Family Medical Leave Act of 1993 (29 U.S.C. § 2601 et seq., as amended), the Fair Labor Standards Act of 1938 (29 U.S.C. § 201 et seq., as amended), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Uniformed Servicemembers Employment and Reemployment Rights Act 38 U.S.C. § 4301 et seq., as amended), the Employee Retirement Income Security Act of 1974 (ERISA) (29 U.S.C. § 1001 et seq., as amended), 42
U.S.C. § 1981, the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621 et seq., as amended), the Genetic Information Nondiscrimination Act of 2008, the Pregnancy Discrimination Act of 1978 (as amended), the Florida Whistle Blower Act (F.S. § 448.102 et seq.), the Florida Workers’ Compensation Retaliation Statute (F.S. § 440.205 et seq.), the Florida Civil Rights Act of 1992 (F.S. § 760.01 et seq.), the Florida Minimum Wage Act (F.S. § 448.110), the Worker Adjustment and Retraining Notification Act of 1988, and all other federal, state, and local laws dealing with discrimination, retaliation, wages, leave, benefits, or workplace policies, as well as claims for unpaid wages or overtime, unpaid commissions or bonuses, breach of contract, wrongful termination, retaliation, intentional infliction of emotional distress, negligent hiring, invasion of privacy, defamation, slander, assault, battery, or any other tort arising out of or connected in any way to the employment relationship. The term “Claims” shall include injuries or damage of any nature, regardless of whether such injuries or damage arise from accident, illness, occupational disease, negligence, intentional act, or some other origin. The term “Claims” specifically includes third-party claims for indemnity or contribution against Employer or its Releasees. The term “Claims” shall be construed to include all Claims meeting the definitions in this subparagraph without regard to whether those Claims are asserted or unasserted, known or unknown, ripe or unripe, direct or indirect, conditional or unconditional up through and including the date Employee executes this Release. Notwithstanding the foregoing, the term “Claims” shall not include claims for workers’ compensation benefits, claims for unemployment benefits, or any other claims that cannot be legally waived and released under applicable federal, state, or local law.

b)Employee waives and relinquishes any rights that Employee may have to claim reimbursement from Employer and its Releasees for attorney’s fees, costs, or expenses that Employee may have incurred while obtaining legal advice on any matter related to Employer.

c)Employee waives and disclaims any right to any damages, compensation, or other personal relief that may be recovered at any time after the execution of this Release because of any proceeding arising out of or related to the employment relationship that is brought under the jurisdiction or authority of the Equal Employment Opportunity Commission, the Florida Commission on Human Relations, the U.S. Department of Labor, or any other local, state, or federal court or agency. If any such agency or court assumes jurisdiction of or files any complaint, charge, or proceeding against Employer or its Releasees, Employee shall request such agency or court to dismiss or withdraw from the matter. Further, Employee agrees never to sue Employer on any claim arising out of Employee’s employment relationship with Employer. Notwithstanding the foregoing language of this Paragraph, nothing herein shall be construed so as to preclude Employee from participating in any investigation conducted by any state or federal government agency. Employee nevertheless understands that because of the waiver and release Employee freely provides by signing this Release, Employee cannot obtain any monetary relief or recovery either directly or indirectly from Company from any proceeding.

d)Employee agrees that Employee will preserve the confidentiality of this Release and not discuss or disclose its existence, substance, or contents to anyone other than Employee’s spouse, attorney, accountant, or tax advisors, except as compelled or authorized by law. Employee agrees that if Employee breaches this confidentiality provision, Employee will pay Employer $10,000.00 in liquidated damages for the breach. Employee acknowledges that this amount is not intended to be a penalty and understands that estimating losses due to a breach can be difficult. Employee further agrees that Employee will not at any time, disclose, use, or communicate to any person or entity, whether directly or indirectly, any Confidential Information obtained by Employee during the term of Employee's employment with Employer, unless (i) such disclosure or communication is compelled by law, or (ii) Employee has received specific written authorization in advance from Employer prior to the disclosure, use, or communication. Confidential Information shall mean any information regarding, affecting, or relating to the clients, operations, or business of Employer that is treated as confidential by Employer and that is not generally known by or otherwise available to third parties. This Paragraph does not in any way restrict or impede Employee from exercising protected rights, including rights under the National Labor Relations Act and/or any federal, state and/or local laws, to the extent that such rights are applicable to Employee and cannot be waived by agreement, or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by law, regulation or order.

e)Employee agrees that Employee will not verbally or in writing, directly or indirectly, disparage Employer or its Releasees in any way to any person or entity. Notwithstanding this provision, in the unlikely event that Employee is subpoenaed pursuant to a court order or as part of a government entity’s investigation of Employer, Employee may provide truthful information about Employee’s employment in response to the subpoena and/or to the government entity without violating this Release as long as Employee has first provided notice to Employer by emailing the subpoena to Subpoenas@BloominBrands.com within two (2) business days of receipt of the subpoena.

f)If Employee is asked to discuss the subjects prohibited by subparagraphs (d) and
(e) above, Employee is only authorized to respond as follows:

I have no disputes with Bloomin’ Brands and its affiliated companies.

g)To minimize the disruption of Company’s business, Employee voluntarily, and without any additional payment or requiring a subpoena or other process, agrees to assist Company with any transition issues associated with Employee’s separation from Company upon request by Company. After the Separation Date, Employee will be obligated to assist Company and the Releasees, and their attorneys or other representatives, and, if necessary, testify truthfully in any claim, litigation, or judicial or arbitral proceeding which is now pending or may hereafter be brought concerning matters in which Employee was involved or about which Employee gained knowledge while employed.

h)Employee agrees any requests for employment verification or reference should be made online via www.theworknumber.com. Prospective employers can obtain Employee’s dates of employment and positions held with Employer by furnishing Employee’s identifying information and the company code 13779.

i)Employee shall comply with all other terms of this Release as provided for herein.

5.Waiver of Claims Under ADEA. In accordance with the Older Workers Benefit Protection Act of 1990, Employee expressly acknowledges and agrees that, by entering into this Release, Employee is waiving any and all rights or claims that Employee may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Release. Employee further expressly acknowledges and agrees that:

a)Employee is specifically releasing all claims, whether known or unknown, which are based on the Age Discrimination in Employment Act;

b)Employee understands that the release does not apply to any rights or claims that arise after the date that Employee signs this Release. Further, by execution of this Release, Employee does not waive or otherwise relinquish the right to challenge the validity of this Release;

c)Employee has read this Release in its entirety and understands all of its terms;

d)Employee was advised by Employer and its Releasees, and is hereby advised, to consult with an attorney before signing this Release, and Employee acknowledges and represents that Employee has been advised to consult with an attorney of Employee’s choice before signing this Release;

e)Employee knowingly, freely, and voluntarily agrees to all of the terms and conditions set forth in this Release, including, without limitation, the waiver, release, and covenants contained in it;

f)In return for this Release, Employee will receive good and valuable consideration beyond that which Employee was already entitled to receive before entering into this Release;

g)Employee was given a copy of this Release and informed that Employee had twenty-one (21) calendar days within which to consider the Release. Any change to the Release or this section, whether material or immaterial, shall not re-start the twenty-one
(21) day consideration period. If Employee chooses to sign this Release before the expiration of the twenty-one (21) day consideration period, Employee’s signature will be deemed a waiver of the remaining time withing the twenty-one (21) day consideration period;

h)Employee was informed that Employee had seven (7) calendar days after signing this Release to revoke the Release (“Revocation Period”). If Employee does not revoke this Release within the Revocation Period, the day following the expiration of the Revocation Period shall be the effective date of this Release (“Effective Date”), whereby the Release becomes binding and enforceable. Employee further understands and agrees that if Employee chooses to exercise the right of revocation under this section, Employee must send a written letter of revocation via email to Employer’s Chief Legal Officer, Kelly Lefferts, at KellyLefferts@BloominBrands.com. No monetary payment will be made until after Employee’s Revocation Period has elapsed. Unless otherwise stated herein, Employee will not receive any of the Severance Pay described below in Paragraph 7 if Employee revokes this Release.

6.Restrictive Covenants

a)Non-Competition

Employee agrees, for a one-year period following the Separation Date, Employee shall not, individually or jointly with others, directly or indirectly, whether for Employee’s own account or for that of any other person or entity, engage in or own or hold any ownership interest in any person or entity engaged in a full table service chain steak, Italian or seafood concept restaurant business that is located or intended to be located anywhere within a radius of thirty (30) miles of any restaurant owned or operated by Employer, their subsidiaries, franchisees or affiliates, or any affiliates of any of the foregoing, or any proposed full table service chain steak, Italian or seafood concept restaurant to be owned or operated by any of the foregoing, and shall not act as an officer director, employee (in any capacity or role similar to that which the Employee was engaged in, directly or indirectly, for Employer), partner, independent contractor, consultant, principal, agent, proprietor or in any other capacity for, nor lend any assistance (financial or otherwise) or cooperation to, any such person or entity. For purposes of this noncompetition clause, restaurants owned or operated by Employer shall include restaurants owned by the Employer, their subsidiaries, franchisees or affiliates and any successor or entity to the Employer, their subsidiaries, franchisees or affiliates, and any entity in which the Employer, its subsidiaries or any of their affiliates has an interest, including but not limited to, an interest as a franchisor. The term “proposed restaurant” shall include all locations for which the Employer, or their franchisees or affiliates is conducting active, bona fide negotiations to secure a fee or leasehold interest with the intention of establishing a restaurant thereon where Employee’s involvement was direct or indirect or where Employee otherwise had knowledge of the proposed restaurant.

It shall not be a violation of this noncompetition clause for Employee to own a one percent (1%) or smaller interest in a corporation required to file periodic reports with the Securities and Exchange Commission pursuant to the Securities Active of 1934, as amended, or successor statute.

b)Non-Disclosure; Non-Solicitation. Employee understands and agrees that at no time following the Separation Date, Employee shall not, individually or jointly with others, for your benefit of or for the benefit of any third party, publish, disclose, use or authorize anyone else to publish, disclose or use any secret or confidential material or information relating to any aspect of the business or operations of the Employer, the Company or any of their affiliates, including, without limitation, any secret or confidential information relating to the business, customers, trade or industrial practices, trade secrets, technology, recipes, product specifications, restaurant operating techniques and procedures, marketing techniques and procedures, financial data, processes, vendors and other information or know-how of the Employer, the Company or any of their affiliates, except (i) to the extent required by law, regulation or valid subpoena, or (ii) to the extent that such information or material becomes publicly known or available through no fault of your own.

Employee understands and acknowledges that the Employer expended and continues to expend significant time and expense in recruiting and training its employees and that the loss of employees would cause significant and irreparable harm to the Employer. Employee understands and agrees that for two (2) years following the Separation Date, except as is the result of a broad solicitation that is not targeting employees of the Employer, the Company or any of their franchisees or affiliates, Employee shall not offer employment to, or hire, any employee of the Employer, the Company or any of their franchisees or affiliates, or otherwise directly or indirectly solicit or induce any employee of the Employer, the Company or any of their franchisees or affiliates to terminate his or her employment with the Employer, the Company or any of their franchisees or affiliates; nor shall Employee act as an officer, director, employee, partner, independent contractor, consultant, principal, agent, proprietor, owner or part owner, or in any other capacity, of or for any person or entity that solicits or otherwise induces any employee of the Employer, the Company or any of their franchisees or affiliates to terminate his or her employment with the Employer, the Company or any of their franchisees or affiliates. This non- solicitation provision explicitly covers all forms of oral, written, or electronic communication, including, but not limited to, communications by email, regular mail, express mail, telephone, fax, instant message, and social media, including, but not limited to, Facebook, LinkedIn, Instagram, Twitter, TikTok, and any other social media platform, whether or not in existence at the time of the execution of this Release Agreement. However, it will not be deemed a violation of this Agreement if the Employee merely updates the Employee's LinkedIn profile or connects with a Covered Employee on Facebook, LinkedIn, or other social media platform without engaging in any other substantive communication, by social media or otherwise, that is prohibited by this non- solicitation provision.

c)Employee agrees that a breach of any of the restrictive covenants contained in this Agreement will cause irreparable injury to the Employer and the Company for which the remedy at law will be inadequate and would be difficult to ascertain and therefore, in the event of the breach or threatened breach of any such covenants, the Employer and the Company shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to obtain an injunction to restrain you from any threatened or actual activities in violation of any such covenants. Employee hereby consents and agrees that temporary and permanent injunctive relief may be granted in any proceedings that might be brought to enforce any such covenants without the necessity of proof of actual damages, and in the event the Employer or the Company does apply for such an injunction, Employee shall not raise as a defense thereto that the Employer or the Company has an adequate remedy at law.

d)Defense of Trade Secrets Act Notwithstanding anything to the contrary in this Agreement, or otherwise, Employee understands and acknowledges that the Company has informed Employee that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for (i) the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law or (ii) the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal. Additionally, notwithstanding anything to the contrary in this Agreement or otherwise, Employee understands and acknowledges that the Company has informed Employee that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to a court order.

7.As consideration for the promises made by Employee in this Release,

a)Employer shall provide Employee a lump sum payment in the total gross amount of $833,706.60 (“Severance Pay”), pursuant to the Amended and Restated Severance Pay Plan for Salaried Employees Levels 8 and above, effective as of October 21, 2024, as follows:

i)A payment in the gross amount of $450,000.00, less ordinary deductions and withholdings, which represents an amount equal to Employee’s base annual cash compensation as of the Separation Date for one year; and

ii)A payment in the gross amount of $382,500.00, less ordinary deductions and withholdings, which represents an amount equal to Employee’s Target Bonus Incentive Level in Company’s annual Bonus Plan in effect as of Employee’s Separation Date, prorated for the quarter in which the Separation occurred (“Separation Incentive Payment”); and

iii)A payment in the net amount of $1,203.60 which represents the cost of twelve (12) months of premiums for continuing medical, dental and vision coverage for Graff and his currently enrolled dependents.

b)Any applicable taxes and withholdings shall be made from the payments set forth above as required by law.
c)Payments made in 7(a) will be made within 30 days following the Effective Date and will be reported on an IRS Form W-2.
d)Employer will not contest any claim for unemployment benefits related to Employee’s employment with Employer ended on the Separation Date but will respond truthfully to any request for separation information.

e)Employee agrees that Employee is of sound mind and body and has sufficient education and experience to make choices that may affect Employee’s legal rights, full legal capacity to make decisions for him/herself, is aware that this Release has significant legal consequences, has consulted with or had opportunity to consult with an attorney, decided to sign this Release of Employee’s own free will, and is not executing this Release because of any duress or coercion.

f)Employee acknowledges that Employee has not compromised any claim for unpaid wages under the Fair Labor Standards Act as Employee has received full compensation for all hours worked at the appropriate rate of pay.

8.The Parties agree that, apart from what is set forth in this Release, Employee is entitled to no payments, benefits, or other consideration from Employer. The Severance Pay described in Paragraph 7(a) is contingent upon Employee’s execution of this Agreement and his/her compliance with all of the terms of this Agreement. Employee further understands that, regardless of whether Employee executes this Agreement, he/she will be paid all earned and accrued compensation, less applicable deductions, through the Separation Date and that Employee will forfeit all other compensation, wages, or monies after the Separation Date unless otherwise required by law. Employee understands he/she is forfeiting any unused PTO unless otherwise required by state law.

9.Employee understands that a Notification of Employee’s rights under COBRA will be forthcoming under a separate cover. Employee further understands Employee is not waiving any retirement benefits to which Employee may be entitled under Company's retirement plans. Employee further understands and acknowledges that any grants of Performance Unit Shares, Restricted Stock Units, or Stock Options are subject to the terms of the Company’s 2020 or 2025 Omnibus Incentive Compensation Plan, the Company’s standard Equity Award Policy, and, in the event of a separation due to a Qualifying Event, the applicable terms and conditions of the Plan.

10.Company will reimburse Employee, by the next appropriate reimbursement schedule, for all Company-related expenses incurred on or prior to the Separation Date for which adequately documented reimbursement requests have been submitted or are submitted within 14 days of the Separation Date to Company.

11.Employee represents that Employee has not sold, transferred, or assigned to a third party any claims that Employee may have against Employer and its Releasees. Employee represents that any claims that Employee may have against Employer and its Releasees are unencumbered and otherwise within Employee’s power to dispose of. Employee represents that Employee does not have any pending lawsuits, claims, or actions against Employer and its Releasees. Employee further represents that Employee has not suffered any injuries, illnesses, or accidents in the course of Employee’s employment other than those Employee has previously disclosed to Employer, and that any previously disclosed injuries, illnesses, or accidents are included within the scope of the claims settled by this Release.

12.Employee agrees that Employee is solely responsible for all federal, state and/or local tax liabilities and consequences that Employee may incur because of the payments made under this Release and that Employer and Releasees shall bear no responsibility for any such liabilities or consequences. Employee agrees to defend, indemnify and hold harmless Employer and Releasees from liability for tax payments, required tax withholdings, penalties, additions to tax and/or interest that they are obligated to pay because of Employee’s failure to pay Employee’s portion of taxes associated with the payments identified in Paragraph 7 above.

13.All prior understandings or agreements between Employee and Employer with respect to the subject matter of this Release are merged into this Release, which fully and completely expresses the entire agreement and understanding of the Parties with respect to the subject matter hereof. Notwithstanding this provision, this Release shall not in any way diminish any obligation, duty or undertaking owed by Employee to Employer because of any other contract or agreement or law, including, but not limited to any confidentiality, propriety rights, non-competition, or non-solicitation agreements (“Surviving Agreements’). Such Surviving Agreements are not superseded by this Release and shall survive following the Separation Date. The rights and releases given to Employer in this Release will be in addition to, and not in place of, all other rights held by Employer by virtue of such Surviving Agreements or any other contract, agreement or undertaking.

14.This Release cannot be orally amended, modified, or changed. No change, amendment, or modification to the terms of this Release shall be valid unless such change, amendment, or modification is memorialized in a written agreement between the parties that expressly references this Release and is signed by Employee and by a duly authorized officer or representative of Employer.

15.This Release is made and entered into in the state of Florida, and shall be interpreted, enforced, and governed under the laws of Florida. In the event of a breach of this Release by either party, the other party shall be entitled to seek enforcement of this Release exclusively before a court of competent jurisdiction located in Hillsborough County, Florida which shall be deemed to have exclusive jurisdiction and venue over any litigation related to or arising from this Release. Employee and Company hereby knowingly, irrevocably, voluntarily, and intentionally waive any rights to a trial by jury in any action, proceeding, or counterclaim based on this Release or arising out of, under, or in connection with this Release or Employee’s employment by, or relationship with Company or the Releasees, including, without limitation, any discrimination, harassment, retaliation, civil rights, unpaid wages, or breach of contract claims under any local, state, or federal law, breach of restrictive covenants, or any course of conduct, course of dealing, statement (whether verbal or written), or action of any party with respect to the relationship between Employee, Company, and the Releasees. This provision is a material inducement for the Company entering into this Release. This Release shall not be construed to waive any right of removal that may apply to any action filed in state court by either party to this Release.

16.The language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. As used in this Release, the singular or plural shall be deemed to include the other whenever the context so indicates or requires.

17.Should any provision of this Release be declared or be determined by any court to be illegal or invalid, except the releases in Paragraphs 4 and 5, the remaining parts, terms or provisions shall remain valid unless declared otherwise by the court.

18.No waiver of any breach of this Release shall be construed to be a waiver as to succeeding breaches.

19.The Parties agree that a true copy of this Release may be used in any legal proceeding in place of the original and that any such true copy shall have the same effect as the original.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS RELEASE, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, AND THE OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST EMPLOYER AND ITS RELEASEES.

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Executed on	November 1, 2025	.

Employee:

/s/ Mark Graff
MARK GRAFF

Executed on	November 1, 2025	.

OS MANAGEMENT, INC.

			Sign:	/s/ Kelly Lefferts

			Title:	Chief Legal Officer